Exhibit 99.1

PRESS RELEASE
FOR ADDITIONAL INFORMATION: Investor Relations Heather Kos +1 844-632-1060 IR@univar.com
Media Relations Dwayne Roark +1 331-777-6031 mediarelations@univar.com

Univar Solutions Announces Closing of $500 Million Senior Notes and $400 Million Term Loan

Downers Grove, ILL., November 22, 2019—Univar Solutions Inc. (NYSE: UNVR) (“Univar Solutions” or the “Company”), a leading global chemical and ingredient distributor and provider of value-added services, announced today that its wholly-owned subsidiary, Univar Solutions USA Inc. (“Univar Solutions USA”), has closed an offering of $500.0 million of 5.125% senior notes due 2027 (the “Notes”) in a private offering. The sale of the Notes was completed on November 22, 2019. The Notes are senior unsecured obligations of Univar Solutions USA and are guaranteed by the Company and certain of its domestic subsidiaries.

The Company also entered into a new USD term loan B facility (the “Term B-5 Loan Facility”) in an amount of $400.0 million, which was incurred by Univar Solutions USA and Univar Netherlands Holding B.V. (“Univar Netherlands”), as co-borrowers. The new Term B-5 Loan Facility will exist in conjunction with the Company’s existing Term B-3 loan facility and Term B-4 loan facility (collectively with the Term B-5 Loan Facility, the “Senior Term Facilities”). The Senior Term Facilities are senior secured obligations of Univar Solutions USA and Univar Netherlands and are guaranteed by the Company and certain of its subsidiaries.

The Company further entered into the First Amendment to the Amended and Restated ABL Credit Agreement in connection with the incurrence of the new Term B-5 Loan Facility and the addition of Univar Netherlands as co-borrower.

The Company is using the net proceeds from the Notes offering, together with cash on hand and the proceeds of the borrowing under the new Term B-5 Loan Facility, to (i) redeem all of Univar Solutions USA’s 6.75% senior notes due 2023 (the “Existing Notes”), (ii) repay all the outstanding amount of the existing Euro term B-2 loan facility (the “Existing EUR Term Loan”), (iii) repay $100.0 million of the outstanding amount of the Company’s existing five year senior secured ABL credit facility (the “Existing US ABL Facility”) and (iv) pay any related fees and expenses incurred in connection with the foregoing. As of the date of the pricing of the Notes, the outstanding aggregate principal amount of the Existing Notes, the Existing EUR Term Loan and the Existing US ABL Facility was $400 million, €350 million and $236 million, respectively.

The Company expects to save over $20.0 million in annual pre-tax cash interest expense and foreign exchange hedging costs as a result of this debt refinancing transaction, which pays for the related one-time transaction costs in about a year. In addition, the new Term B-5 Loan Facility will mature in 2026, as compared to 2024 for the Existing EUR Term Loan and the Existing US ABL Facility, and the new Notes will mature in 2027, as compared to 2023 for the Existing Notes.

The Notes and related guarantees were offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees. Any offers of the Notes and related guarantees were made only by means of a private offering memorandum. The Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Univar Solutions Inc.

Univar Solutions Inc. (NYSE: UNVR) is a leading global chemical and ingredient distributor and provider of value-added services to customers across a wide range of industries. With the industry’s largest private transportation fleet and North American sales force, a vast supplier network, deep market and regulatory knowledge, world-class formulation and recipe development, unparalleled logistics know-how, and industry-leading digital tools, Univar Solutions is a committed ally to customers and suppliers, helping them anticipate, navigate, and leverage meaningful growth opportunities.

Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A discussion of other factors that could cause results to vary is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019 and other reports filed with the Securities and Exchange Commission. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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